Exhibit 4.3

LICENSE AND DISTRIBUTION AGREEMENT

Between

WEBZEN INC.

and

NHN USA INC.

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This LICENSE AND DISTRIBUTION AGREEMENT (“Agreement”) is entered into this May 21st_, 2009 (hereinafter referred to as “Execution Date”) by and between WEBZEN Inc., a corporation duly organized and existing under the laws of the Republic of Korea (“Korea”) and having its principle office at 9F Daelim Acrotel, 467-6 Dogok-Dong, Kangnam-Gu, Seoul 135-971, Korea (hereinafter referred to as “WEBZEN” or “Licensor”), and NHN USA Inc., organized and existing under the laws of the State of Delaware, USA and having its registered office at 3353 Michelson Dr. Suite 250, Irvine, California 92612, USA (hereinafter referred to as “Licensee”). WEBZEN and Licensee are hereinafter referred individually as a “Party” and collectively as the “Parties”.

WITNESSETH :

WHEREAS, WEBZEN has developed 3D PC online game entitled “Soul of the Ultimate Nation: World Edition” (hereinafter “S.U.N.”) and WEBZEN is duly authorized and has the right to license the same; and

WHEREAS, Licensee represents that it has the desire, capability and capacity to market, host, and operate the online game, entitled, “S.U.N.” and perform the other rights and obligations of Licensee described herein in a high-quality manner within and throughout the Territory; and

WHEREAS, WEBZEN wishes to license to Licensee and Licensee wishes to license from WEBZEN the online game, entitled, “S.U.N.” in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

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Article 1. Definition

Whenever used in this Agreement, the following terms shall have the following specified meanings:

1.1	“Account” means both Billing Information and Game Data.

1.2
“Accumulated Total Sum of Gross Revenue (hereinafter “ATSGR”)” means the accumulated total sum of the “Gross Revenues (defined in Article 1.16)” in all countries within the “Territory (defined in Article 1.44)”. Licensee shall report to Licensor the most current (at each and every report submissions) “ATSGR” in the Monthly/Yearly Reports as required in Article 19 of this Agreement.

1.3
“Billing Information” shall mean all billing information of End Users, including, without limitation, credit card and other billing information, address, telephone number, email address, national identification number and, for each associated account, a means to link it with the corresponding character information in the Game Database, and other identification information of End Users.

1.4
“Business Information Portal (BIP)” means the monitoring tool developed and operated by Licensee in order to monitor Online Services status of the Game and to access data, including but not limited to the following, CCU (Concurrent Users), revenues, number of active Users, Number of newly registered Users, number of paying Users and ARPU (Average Revenue Per User) that are associated with the Game.

1.5
“Client” means: (i) object code which may be acquired and installed by a User either on some form of tangible media (e.g., a CD-ROM, DVD-ROM, etc.) or by means of a “download” or transmission via an online connection, or which is pre-installed on (i.e., bundled with) a computer which, when installed on a User’s computer which is connected to the Internet, allows access to and communication with the SERVER SOFTWARE; and (ii) any and all manuals, specifications, user guides and other documentation related thereto.

1.6	“Closed Beta Test (CBT)" means the non-public testing of the Beta version of the Game by a select group of end users prior to Open Beta Test on a relatively small scale of participants.

1.7
“Commercialization”, “Commercial Release”, “Commercially Launch”, “Commercial Launch”, “Commercially Released”, or “Commercial Service” means sale or making available for sale, use or download of a Client able to connect to SERVER SOFTWARE for fee, except for any Closed or Open Beta Testing, or similar quality control testing by a limited number of Users, who are not charged for the use or operation of the SOFTWARE. “Commercial Release Date” means the date on which Localized SOFTWARE is officially launched on the Local Server and commercially made available to the general public in the Territory.

1.8	“Confidential Information” shall have the meaning set forth in Article 25 below.

1.9
“Copyright(s)” means all copyright rights, neighboring and derivative rights, and all other literary property and author rights and all right, title and interest in all design rights, copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world.

1.10	“Deliverable(s)” shall mean such deliverables, as is required to be delivered to Licensee by Licensor, including the SOFTWARE in executable version, which shall be set forth in Article 4.

1.11	“Documentation” shall mean guides, instruction manuals and other documents, whether in written or machine-readable form, updated and issued by Licensor from time to time for Licensee’s use of

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the SOFTWARE. Documentation of this nature shall be provided in English. However, all texts and materials of the Game contents related to localization according to Article 4.2 and 4.6 of this Agreement shall be provided in Korean for Licensee’s translation.

1.12
"End User(s)" shall mean individual users located in the Territory who are offered or provided online access to the Game and Online Services as operated by Licensee (or on its behalf by an Authorized Sublicensee) in the Territory, whether or not paying to access the Online Services.

1.13	“Exploit” or the “Exploitation” means to exercise the rights granted to Licensee in Article 2 below.

1.14
“Game” means PC Online game, entitled, “S.U.N.”, developed by the Licensor. The Game title may be changed by mutual consent between the Parties in accordance with Article 2.6 of this Agreement. The Game is licensed hereunder to Licensee and Licensee shall commercially release the Game in the Territory in the English language with having Spanish as an option. The addition of the Spanish language other than English for Localization purposes shall be mutually decided in a subsequent writing in accordance with Article 4.7 of this Agreement.

1.15
“Game Data” means a collection of End User data relating to the game-play information recorded by the Localized Game, such as character appearance (face/body) and attributes (level/experience points/skills), item inventory and other statistics of each and every one of the End users, including all data and information arising from or relating to the Localized Game.

1.16
“Gross Revenue(s)” means all revenues received or recognized by Licensee (except any revenue from web advertising in www.ijji.com and its sub-domains), its agents or any sub-licensees preapproved in writing by Licensor, under International Accounting Standards arising out of or resulting from the Commercial Release or other Exploitation of the licenses granted under this Agreement, including without limitation both Offline Revenue and online revenue (including the sale and distribution of the Client and/or other income-generating activities relating to the Game and/or Online Services in the Territory, but excluding distribution of Client for promotional purposes), provided that Gross Revenue shall exclude any revenue Licensee receives if already included in Gross Revenue so as to avoid double counting. Gross Revenue specifically excludes Net Advertising Sales Revenue.

1.17
“Hacking” means any unauthorized access, programming or modification of computer code, or other action related to any SOFTWARE’s component, including without limitation, the SERVER SOFTWARE, Client, Billing System, SOFTWARE Data, any database, or any other components of the SOFTWARE, and including without limitation, any cheats, any activity that may be construed as fraud and related activity in connection with computers.

1.18	“Hardware” means the physical computers, networking equipment, support equipment, wiring and associated equipment required to run the SOFTWARE, SERVER SOFTWARE and their related databases.

1.19
“In-Game Advertising”, “In-Game Ad(s)” or “In-Game Advertisement” for all purposes of this Agreement, means, only as displayed in the Game Title (S.U.N.), any material (including, without limitation, graphical or textual elements, animated media, video, music, voiceovers, trailers, promotional announcements, offerings, or coupons, 3D objects, and sound) provided by or on behalf of Licensor or Licensee or a third party that promotes a brand, product, service, person or entity, whether delivered as “static”, hard-coded, via an electronic network or otherwise, and including time and content between game levels or prior to, during or after game play, menu, loading, registration, pause, or other such screens.

1.20	“Installation Period” means the period of initial training and technical assistance under this Agreement for installation of the SOFTWARE for CBT, OBT and Commercialization.

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1.21
“Intellectual Property Right(s)” means, collectively, worldwide Patents, Trade Secrets, Copyrights, moral rights (moral rights include the right of an author to be known as the author of a work; to prevent others from being named as the author of a work; to prevent others from falsely attributing to an author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in an author’s work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author’s name in such a way as to reflect on his/her professional standing), trade names, Trademarks, rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of any country throughout the world including all rights or causes of action for infringement or misappropriation of any of the foregoing.

1.22
“Localization(s)” means the modification and translation of any Korean materials into English and any other languages that the Parties have mutually agreed to service the Game in pursuant to this Agreement. The Intent being to provide a more culturally acceptable product. “Localized” means the state of such material after it has completed localization and been approved by Licensor.

1.23	“Local Server(s)” means the dedicated server hosting the Localized SERVER SOFTWARE in the Territory.

1.24
“Marketing Material(s)” means any items that have been pre-approved by the Licensor from the following categories: advertising, marketing, promotional, packaging materials, Promotional Materials or other similar materials (including without limitation any product specific Internet sites), or anything created by or on behalf of Licensee and pre-approved by the Licensor for use in connection with the advertising, marketing, promotion or distribution of the Localized SOFTWARE.

1.25	“Minimum Guarantee” shall mean the guaranteed minimum royalty amount to be paid by Licensee to Licensor as set forth in Article 3.1 b).

1.26	“Net Revenue(s)” means “Gross Revenue(s)” defined in Article 1.16 minus withholding tax, sales tax, value added tax, and/or any other applicable tax and PG Fee defined in Article 1.35.

1.27
“Net Advertising Sales Revenue(s)” means any revenue actually collected from advertisers by Licensee with respect to advertisements included inside the play area of the Game (including product placement, loading and log-in/log-out pages) in the Territory, but shall not include revenue arising from advertisements posted on web pages in www.ijji.com and its related sub-domain for the Game outside the play area. Net Advertising Sales Revenue shall not include any fees paid to third party agents in connection with such advertising business, discounts etc. payable to the third parties as well as any and all relevant taxes.

1.28
“Offline Revenue(s)” means any revenues received or recognized by Licensee from Commercial Release of Packaging Materials. Distribution of Packaging Materials by Licensee for promotional purpose shall not be considered as Commercial Release, and shall be excluded in calculating Offline Revenue.

1.29	"Open Beta Test (OBT)" means the testing upon public release by a group of end users from the general public of a Beta Test version of the Game prior to Commercial Release.

1.30
“Online Services” means all aspects of the hosting, operation, maintenance, provision, marketing and support of the online portion of the Localized Game in the Territory to be provided by Licensee as set out in this Agreement.

1.31	“Original Artwork(s)” means any pictorial, graphic works and other audiovisual works created by

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or on behalf of Licensee for the purpose of being incorporated into any component of the Localized SOFTWARE, Marketing Materials, Packaging Materials or Instructional Guide.

1.32
“OSMU (One Source Multi Use) and Merchandising” means any merchandise produced and distributed utilizing the derivative works of the Game, (including without limitation, trinkets, souvenirs, dress/clothes, bags, desk objects (including mouse pads), game guides, novels/graphic novels, posters, art books, magazines, pen & paper RPGs/board games, figures, films, motion pictures, cartoons, video and television broadcasts and recording). This does not include In-Game Ad with which the related terms are stated in Articles 1.19 and 16 of this agreement.

1.33	“Packaging Material(s)” or “Box” means all packaging and other materials used in connection with distributing the Localized Client and providing the Online Services to the User.

1.34	“Person” means and includes any individual, partnership, joint venture, corporation, company, association, joint stock company, trust, unincorporated organization or similar entity.

1.35
“PG (Payment Gateway) Fee” means any and all fees or commissions that are to be paid to the 3rd Party Payment Gateway services for collection of revenues from the End Users within the Territory. The Parties agree that the maximum rate for each PG Fee shall not exceed 25% of the Gross Revenue earned from transaction with each PG.. If the Parties decide that a PG Fee rate shall be higher than 25%, then both Parties shall make mutual written amendment to this Agreement for setting the related terms and conditions. Each PG fee rate may be applied as set forth on Exhibit A. Further, any and all changes that may occur to any of these rates shall be immediately informed to Licensor via written statement.

1.36	“Real Server Environment” means the servers in a live environment as contrast to test servers which are generally known as alpha servers and operated for the purpose of internal testing of the Game.

1.37
“Promotional Material(s)” means Licensor’s pre-approved items created by or on behalf of Licensee that are sold at cost or near cost, given away for free or otherwise used for the purpose of increasing the sale, marketing, promoting or publicizing the SOFTWARE or the Game.

1.38
SERVER SOFTWARE means the collection of software that the Client connects to (whether directly or indirectly) comprising the interface between the Client and the Localized SOFTWARE Online Services and any and all manuals, specifications, user guides and other documentation regarding such software.

1.39
“Sequel” means any new massively-multiplayer online game that (i) is based on the main story and characters of the Game and commercially launched as a sequel, prequel or series of the Game, (ii) reflects a substantially different gameplay than the Game, (iii) does not interoperate with the existing Game and is capable of being played as a massively-multiplayer online game separate and apart from the Game, and (iv) is commercially launched as a separate massively-multiplayer online game.

1.40
SOFTWARE shall mean both SERVER SOFTWARE and Client of the Game entitled “S.U.N.” (in executable version only), including all updates, upgrades, expansions, etc. and all programs, algorithms, techniques, processes, methods, know-how and other information comprised therein and the Documentation defined in Article 1.11.

1.41	“Source Code” means all computer code written by WEBZEN in connection with the SOFTWARE, including a full source language statement of the SOFTWARE, with all related flow charts,

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schematics and annotations which comprise the preceding detailed design documents, sufficient to allow a reasonably skilled third party analyst or programmer to complete, develop, maintain or enhance the SOFTWARE. For the avoidance of any doubt, Source Code includes confidential technology (tools, techniques, developments or software engines which have been developed by WEBZEN and incorporated into the SOFTWARE which is not generally used or available within the relevant industry).

1.42
“Software Development and Installation Fee” means the fee that is to be paid by Licensee to Licensor, in consideration for the license of the SOFTWARE developed by the Licensor and the initial training and technical assistance provided under this Agreement for installation of the SOFTWARE during the Installation Period, and Licensor’s delivery of the product, Game in the form of CBT, OBT and Commercialization versions of the SOFTWARE defined in Article 1.40.

1.43	“Term” shall have the meaning set forth in Article 21.1.

1.44	“Territory” shall mean together the following list of countries:
The United States of America, Canada, Mexico and The United Kingdom.

1.45	“Trademark(s)” means those trademarks, logos, names and other signs belonging to Licensor, as well as such other marks belonging to Licensor which Licensee agrees to use in relation to the SOFTWARE.

1.46
“Trade Secret(s)” means all right, title and interest in all trade secrets and trade secret rights arising under the common law, state law, Korean law, U.S. federal law or laws of foreign countries within the Territory.

1.47	“Value-In-Kind (VIK)” means the goods and/or value other than the actual form of cash received from the sponsors and/or co-marketing partners for various co-marketing initiatives.

1.48
All references in this Agreement to the “sale” or “selling” of the Localized SOFTWARE shall mean the sale of a license to use the Localized SOFTWARE. All references in this Agreement to the “purchase” of the Localized SOFTWARE shall mean the purchase of a license to use the Localized SOFTWARE.

Article 2.  Grant of License

2.1
All rights not expressly granted to Licensee hereunder are reserved by the Licensor. In other words, Licensee’s rights are only those rights expressly stated and granted by this Agreement. The appointment of Licensee only grants to Licensee the licenses set forth in this Article 2, and does not grant any other right, title or interest in or to any other product or property of the Licensor, in whole or in part, to Licensee. Notwithstanding anything else in this Agreement, all rights and licenses granted to Licensee in this Agreement will be subject to the exceptions, restrictions, limitations and conditions herein set forth, including without limitation the approval rights of the Licensor.

2.2
Subject to the terms and conditions contained herein, Licensor grants to Licensee an exclusive, non-assignable, and non-transferable license to use the SOFTWARE including the names and images of characters, structures, areas, costumes, and any other items and things specific to the SOFTWARE within the Territory during the period from the Execution Date to the termination or expiration of this Agreement for the following purposes :

a)	to translate the SOFTWARE into English (including voiceover) and/or Spanish language(s) subsequently agreed by the Parties in accordance with Article 4.7 of this Agreement and to

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generate such versions of the SOFTWARE (the “Localized Versions”) for marketing and Online Services within the Territory (subject further to Article 2.3);
b)	to market, operate and/or otherwise provide Online Services of the Localized Versions of SOFTWARE within the Territory, which the computer servers for each of the Localized Versions shall be located;
c)	to host, operate, maintain, provide, support and otherwise perform the Online Services for the End Users; and
d)	to support the End Users located within the Territory.

2.3
Licensor grants to Licensee an exclusive, non-assignable and non-transferable license to use and modify the Documentation within the Territory during the period from the Execution Date to the termination or expiration of this Agreement for the purposes stated in Article 2.2. Any other use, modification, amendment or revision of any part of the SOFTWARE including the name of title and characters of the SOFTWARE by Licensee shall be strictly prohibited without obtaining prior written approval from Licensor.

2.4
Licensee may request for Licensor’s modification of certain minor and insubstantial portions of the SOFTWARE for the sole purpose of holding promotion events relating to the Game or inserting advertising materials in the Game making it more suitable to market in the Territory. Licensor shall not unreasonably decline Licensee’s such request for modification.

2.5
Licensor hereby grants Licensee the right and license within the Territory to use the Trademarks and other Intellectual Property in connection with the license. Any such use of the Trademarks and Intellectual Property by Licensee shall be in compliance with the terms set forth in the Article 15 and 16.

2.6
The Localized Version shall be serviced, promoted, distributed and marketed under the titles, trademark, character names and other names of the SOFTWARE as originally created and used by Licensor provided, however, that, if it is required to change any Title due to any special lingual, legal or social circumstance of the Territory, the Parties shall determine the appropriate new Title for use in the Territory. All of the rights in and related to the original Title and New Title shall be exclusively owned by Licensor, and Licensee shall not use any original Title or New Title, other than as expressly permitted under this Agreement, without the prior approval of Licensor.

2.7
Licensor hereby grants Licensee an option to exercise the right to, in the Territory during the Term of this Agreement license, manufacture, distribute and sell OSMU and Merchandizing. Fifty percent (50%) of all the revenue realized by Licensee from such sale of OSMU and Merchandizing except any agreeable third party commission shall be paid to Licensor. The Parties acknowledge that a separate OSMU and Merchandising agreement, aside from this Agreement, shall be signed between the Parties in order to clarify and specify the terms and conditions regarding OSMU and Merchandising business.

2.8
Licensor hereby grants Licensee during the Term of the Agreement the first right of offer to obtain the license to manufacture, distribute and sell the Game in a console version (“Console Right”) within the Territory, if the console version is developed and owned by Licensor. Licensor also grants to Licensee the first right of offer for the Sequel (“Sequel Right”) within the Territory, if the Sequel is developed and owned by Licensor. Licensor shall promptly notify Licensee in writing with specific offer for the terms and conditions of the license in the event that Licensor decides to grant the Console Right and/or Sequel Right to any third party, and Licensee shall either decline or accept the offer within thirty (30) days of receipt. Licensor shall not negotiate with any third party other than Licensee for the Console Right and/or Sequel Right until and unless Licensee first declines to negotiate.

2.9	Licensee shall not use the SOFTWARE and other materials provided hereunder, including but

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without limitation, the names and images of characters, structures, areas, costumes, and any other items and things specific to the SOFTWARE, as well as any Intellectual Property Right associated thereof, in any manner or for any purpose not expressly permitted under this Agreement, including but not limited to commercial or pecuniary use thereof, and Licensee shall not sell, lease, distribute, dispose of, disclose or otherwise transfer the SOFTWARE, in whole or in part, in any medium, to any person or entity without Licensor’s express written consent.

2.10
Licensee will be permitted to subcontract with third parties regarding any of the following activities (i) preparation and operation of the services of the Game with prior written approval from Licensor, (ii) manufacturing, marketing, distributing any downloadable online game packages, (iii) marketing or public relations activities in connection with the Game, and (iv) management of a bulletin board system or other messaging services such as an online forum to be operated in conjunction with the Game; provided that all third party contracts are consistent with this Agreement.

2.11
Use of the SOFTWARE by employees, agents and independent contractors of Licensee is subject to this Agreement. Licensee shall be jointly and severally liable and responsible for compliance with the terms of this Agreement by all employees, agents and contractors.

2.12
Licensee shall use its commercially reasonable endeavor to apply for and obtain, if applicable the official (i.e. Government) Permit/Authorization/License for the operation of the SOFTWARE and its associated serial number from the appropriate local and/or central Government by the required date.

2.13
Licensee understands and agrees that Licensor will suffer irreparable harm in the event that Licensee fails to comply with any of its obligations pursuant to this Agreement and that monetary damages in such event would be inadequate to compensate the Licensor. Consequently, in such event the Licensor shall be entitled, in addition to such monetary relief as may be recoverable by law, to such temporary, preliminary and/or permanent injunctive relief as may be necessary to restrain any continuing or further material breach by Licensee, without showing or proving any actual damages sustained by the Licensor.

Article 3.  Payment

3.1	Licensee within the last day of the following month upon receipt of an invoice from Licensor shall pay to Licensor as follows;

a)
Software Development and Installation Fee: The amount of USD 300,000 shall be paid to Licensor by Licensee as the non-refundable and non-recoupable Software Development and Installation Fee as defined in Article 1.42. The payment of the Software Development and Installation fee shall be made by the following payment schedule:

1st Payment: USD 150,000 shall be paid upon the execution of this Agreement for the development and installation of the CBT build of the Localized SOFTWARE.
2nd Payment: USD 150,000 shall be paid upon Commercialization in any one of the countries within the Territory defined in Article 1.44 for the development and installation of the commercial build of the Localized SOFTWARE.
b)
Minimum Guarantee: Licensee hereby guarantees that all Running Royalty payable to Licensor pursuant to the Article 3.1 c) below shall be minimum USD 500,000 (“MG ”) upon Commercialization for the initial three (3) year Term. On the last day of the initial three (3) year term (“Invoice Date”), Licensor shall issue an invoice evidencing the aggregate Running Royalties paid during the initial three (3) year term and the due amount un-offset from MG . Such un-offset sum will be due and payable within thirty (30) business days upon issuance of invoice by Licensor and shall be non-refundable and non- recoupable.

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c)
Running Royalty: Licensee shall pay to Licensor as Running Royalty in the rate of (30)% of the Net Revenue defined in Article 1.26 from the launch of the Commercial Services in any of the countries within the Territory (i.e. Net Revenue x (30)% = Running Royalty). The Running Royalty shall be paid to the Licensor every month until the end of the termination of the Commercial Services, on the 25th calendar day from the end of each month. By 10 calendar days prior to each of such Running Royalty payments, Licensee shall submit to Licensor the “Monthly Royalty Report”. The Monthly Royalty Report shall include, but not limited to the following, all financial information in relation to the calculation of the Running Royalty payable to Licensor for the pertinent month such as the total Gross Revenue, Gross Revenue subtotals by payment methods, applicable tax amount and information, PG Fees, Net Revenue, and Running Royalty amount payable to Licensor for the pertinent month.

d)	Incentives: Licensee shall pay to Licensor the following amounts as the non-refundable and non-recoupable Incentives under the following conditions:
1st Payment: USD 300,000 shall be paid when “Accumulated Total Sum of Gross Revenue (ATSGR)” as defined in Article 1.2 reaches the amount greater than or equal to USD 10 Million.
2nd Payment: In addition to and as a separate payment from the 1st Payment above, USD 500,000 shall be paid when “Accumulated Total Sum of Gross Revenue (ATSGR)” as defined in Article 1.2 reaches the amount greater than or equal to USD 20 Million.
3rd Payment: In addition to and as a separate payment from the 1st Payment and 2nd Payment above, USD 1 million shall be paid when “Accumulated Total Sum of Gross Revenue (ATSGR)” as defined in Article 1.2 reaches the amount greater than or equal to USD 30 Million.
Measurement of “ATSGR”: At the time of each submission of the Monthly/Yearly Report(s) (defined in and required by Article 19 of this Agreement) from Licensee and thereupon its receipt by Licensor, the Parties shall constantly monitor the “ATSGR” amount updated in both or either of the Monthly Report and/or Yearly Report to mutually confirm through written notice whether any one or more of the above mentioned Incentives’ conditions is(are) met.
Payment of the Incentives: When it is mutually confirmed by both Parties that any one or more of the conditions above mentioned is(are) met, in accordance with the above Article 3.1 d) Measurement of “ATSGR”, Licensor shall issue an invoice evidencing the due Incentive amount payable by Licensee in accordance with the above Article 3.1 d) 1st Payment, 2nd Payment, and 3rd Payment and Licensee shall make such due Incentives payment to Licensor.
e)
If Licensor does not receive any payments from Licensee hereunder on or before the day upon which such amounts are due and payable, any outstanding amounts will bear interest at the rate of (8.0)% per annum.

f)
Late payment for more than (90) calendar days shall constitute a material breach of terms and conditions of this Agreement and in that case, Licensor shall have the right to terminate this Agreement at any time in accordance with Article 21.2 f) of this Agreement.

g)
Withholding Tax: Each Party will be responsible for all taxes imposed to it by any governmental authority. If payments to Licensor are subject to a withholding tax requirement by any tax authority in the Territory, then Licensee shall be allowed to withhold such tax amount from the respective payment amount. For avoidance of any doubt, Licensee shall deduct such taxes from any amount payable by Licensee to Licensor. If any amount is withheld for the tax payment under this article, Licensee will promptly inform Licensor of such payment and provide Licensor with all tax certifications and documents issued by the relevant tax authorities with respect to the payment. Except for income withholding tax on a foreign corporation, that are made directly from the amount owed to Licensor under the laws of the Territory, all amounts due Licensor hereunder will be paid without any deduction of any fees or taxes or other withholding whatsoever.

3.2	Any and all payments under this Agreement by Licensee to Licensor shall be made in United States

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Dollar (“USD”), by wire transfer to the account designated by Licensor or in such other method as may be mutually agreed between the Parties.

3.3
Foreign Currency Exchange Rate: For all payments to be made in USD under this Agreement, the applicable foreign exchange rate shall be the opening Telegraphic Transfer Buying Rate published by Korea Exchange Bank on the invoice issuance date.

Article 4.  Delivery of SOFTWARE and Localization

4.1
Within fifteen (15) business days upon Execution Date, Licensor shall deliver mutually agreed initial material to Licensee. The receipt of such initial material by the Licensee shall be confirmed by the notice of confirmation to be sent by the Licensee to Licensor.

4.2
Subject to the terms and conditions of this Agreement, and on the condition that Licensee prepares and delivers to Licensor, in a timely manner, the necessary translations of the SOFTWARE, Licensor shall provide Licensee with Localized Version. Licensee shall provide its full assistance and cooperation to Licensor, in connection with Licensor’s preparation of Localized Version. Upon receipt of Localized Version from Licensor, Licensee shall use its commercially reasonable efforts to launch its Open Beta Service of the SOFTWARE in the Territory as soon as practicably possible.

4.3
Once Licensee receives from Licensor the Localized Version and technical documents on the SOFTWARE necessary to enable Licensee to operate the Online Services in the Territory in accordance with this Agreement (collectively "Deliverables"), Licensee shall perform its review and testing of the Deliverables and inform Licensor of any defect within thirty (30) days after receipt of each Deliverables thereof. Licensee‘s failure to inform within the designated period shall be regarded as acceptance by Licensee.

4.4	Licensee shall be responsible for local sound source, voiceover and text translation as part of Localization effort.

4.5
During the Closed Beta Test and Open Beta Test, Licensee will provide the information necessary so that Licensor can modify the Game or customize the Game appropriately for the market in the Territory, including, without limitation, the correction of defects, errors or bugs in the Game programs that result from testing, or any other reasonable requests of Licensee related to the Localization of the Game for the Territory.

4.6
During the Closed Beta Test and Open Beta Test, Licensor shall develop, modify, Localize or customize the Game to support Licensee in normally operating the Online Services in the Territory, by correcting the defects, errors or bugs of the Game programs reported by Licensee and by taking any steps necessary for such development, modification, Localization or customization of the Game for use in the Territory. Licensor shall provide to Licensee any necessary Documentation for the Closed Beta Test and Open Beta Test upon reasonable request by Licensee.

4.7
Aside from the English Localization, upon mutual written consent, the Game may also be Localized into Spanish. For now, the Localization is capped at English only. However, the Parties shall also mutually decide if the Spanish language is needed for better services and feasible financial return is foreseen on such effort.

4.8
Each time Licensee makes payment for the completion of the development and installation of CBT and/or commercial build of the Localized SOFTWARE in accordance with the payment schedule stated in Article 3.1 a), Licensee shall provide to Licensor written "letter of acknowledgement" to Licensor’s mailing address stated in Article 34 of this Agreement.

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4.9	Both Parties shall provide full cooperation and assistance for successful and timely localization of the Game.

Article 5. Launching the Game

5.1
The Parties shall target to Commercially Launch the Game in the United States of America within the year 2009. Licensee acknowledges that such Commercial Launch can be postponed for up to (6) months beyond the target date for unforeseeable reasons. In this case, the Parties shall mutually decide the next best target date for launch if the original target may not be met by either Party. Any delay caused by Licensor in delivering the Localized SOFTWARE shall automatically grant extension to the Licensee of such duration as the delay caused.

5.2
After launching the Commercial Service, Licensor shall deliver to Licensee, at the reasonable request of Licensee, all technical support and know-how as necessary or required for the normal operation and service of the Game in accordance with Article 10 as soon as reasonably practicable after Licensor receives such request from Licensee.

5.3
During the Term of this Agreement, Licensor shall, upon the release of any upgraded version of the Game, provide to Licensee without any consideration the upgraded version of the Game including any and all Documentation and materials relating to application programs if such updates in application programs have been made.

5.4
Licensee acknowledges that providing of the Online Services shall be restricted to End Users residing in and accessing the Online Services from within the Territory defined in Article 1.44 only. Upon OBT and/or Commercial Launch in any of the countries within the Territory defined in Article 1.44, Licensee shall prohibit and block all IP accesses to the Online Services from outside the Territory. However, subject to Licensor’s written approval, Licensee may only be allowed to temporarily unblock the IP accesses to the Online Services from otherwise unauthorized regions/countries (hereinafter “Temporary Region”) until the time the Licensor requests the Licensee to apply the IP access restriction at a later date. Licensee acknowledges that such temporal allowance by Licensor shall not be construed as an official grant of license of the Game in the Temporary Region. In any event Licensor, at its sole discretion, may later decide to publish/service the Game directly or through a third party other than the Licensee in such Temporary Region, Licensee shall immediately revert to prohibiting and blocking the related IP accesses to the Online Services from the Temporary Region and transfer the related End User database from such Temporary Region to Licensor and/or the third party the Licensor has chosen. Such transfer of End User database shall include all customer and End User lists, Account and billing information from the Temporary Region in association with the Game. However, Licensee shall not be required to transfer database and/or such information of End Users from Temporary Region who did not explicitly consent to the transfer or such transfer is otherwise prohibited by the relevant local law and regulation. Licensee will make commercially reasonable endeavor in obtaining End User’s permission for such transfer of End User data to Licensor, if required by the relevant law and/or regulation of the local government in the Temporary Region,

5.5	The Parties shall make their commercially reasonable endeavor to prepare and Localize the necessary Localized versions of the Game for timely launch of each CBT, OBT and Commercial Service.

5.6	Licensor shall not access in any way Real Server Environment without prior written approval by Licensee. Licensee may allow Licensor to access the Local Servers for the necessary technical assistance.

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5.7
Licensor will exert its commercially reasonable efforts to provide any necessary support and modification of the Game with respect to Licensee’s placement of advertisements inside the play area of the Game.

5.8
The Parties acknowledge that Licensor may provide global service of the Game targeting the game users outside the Territory of Licensee. In such case, Licensor shall block all IP accesses to such global service of the Game connecting from the Territory defined in Article 1.44.

Article 6. Property Right

6.1
Title to and ownership of the SOFTWARE and all Intellectual Property Rights embodied or incorporated therein or any part thereof shall at all times remain exclusively with Licensor. Notwithstanding anything contained herein to the contrary, Licensor owns and shall own all of the Intellectual Property Rights in and to all elements, versions, improvements and derivatives of: the Client; the Localized Client; the SERVER SOFTWARE; the Localized SERVER SOFTWARE; the Licensor’s Trademarks; Promotional Materials; Marketing Materials; promotional events; and, including but not limited to the work product, character names and likenesses, virtual property, music, sounds, environments, inventions, and know-how relating to the implementation, design, content, logos, patents, copyrights, Localization, operation and maintenance with respect to the SOFTWARE. The use by Licensee of any of these property rights is authorized only for the purposes and under the terms herein set forth, and upon expiration or termination of this Agreement for any reason, such authorization shall immediately cease.

6.2
In any event where Licensee uses any of the aforementioned property rights and intellectual rights authorized under this Agreement, Licensee acknowledges that the Licensor is the owner and shall clearly state such in any general public notices (i.e. End User License Agreement, Terms of Use, Membership Entrance Form, etc.).

6.3
Licensee (or its lender or lessor) shall own all Hardware, subject to Licensor’s ownership of the intellectual property contained on or in such Hardware. Licensee shall ensure that no Person shall be permitted to remove any Hardware or component thereof containing any of the elements subject to Licensor’s ownership of intellectual property without Licensor’s first receiving written notice and reasonable time to have such elements removed from such Hardware or component thereof.

6.4
Licensee acknowledges that Licensor owns and retains all proprietary rights in all elements of the SOFTWARE and Localized SOFTWARE and the associated marketing thereof, and agrees that it shall not at any time during or after this Agreement challenge the validity of such ownership, assert or claim any interest in or do anything that may adversely affect the validity or enforceability of any Trademark, patent, trade name, trade secret, Copyright or logo asserted as belonging to or licensed to the Licensor (including, without limitation, any act, or assistance to any act, which may infringe or lead to the infringement of any Copyright in any of the Licensor’s product). Licensor will take at its own cost all the necessary steps to secure the Intellectual Property Rights regarding its own property, including registering Trademarks or Copyright in the Territory. If requested by Licensor, Licensee will provide necessary information and support at the cost of Licensor for Licensor’s acquisition of Intellectual Property Rights in the Territory.

6.5
In case Licensee has acquired any Intellectual Property Rights in the SOFTWARE or Documentation without specific written consent of Licensor, including but not limited to Licensor’s Trademarks or to signs or marks similar to the Licensor’s Trademarks, Licensee shall transfer to Licensor all such rights related to such Intellectual Property Rights and shall cancel any

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registration for Licensee relating to such Intellectual Property Rights immediately upon request of Licensor, without any compensation. Each Party agrees to immediately notify the other Party of any activities or threatened activities of any person of which it becomes aware which may constitute an infringement, illegal use or misuse of the Intellectual Property Rights of the other Party and may have a material adverse impact upon such other Party. Both Parties agree to use commercially reasonable efforts to enforce the Intellectual Property Rights with respect to the Game in the Territory during the Term of this Agreement and such efforts shall include all lawful actions necessary to shut down servers operated by unauthorized third parties that provide End Users access to the Server Software. Notwithstanding the foregoing, Licensee shall have the right to take any reasonable actions upon notice to Licensor, and each Party shall be responsible for 50% of any incurred costs and expenses, provided that the sum of the out-of-court and/or court settlement be shared at the equal split of 5:5.

6.6	Licensee agrees to use reasonable efforts to protect the Licensor’s proprietary rights and to cooperate with the Licensor’s efforts to protect its proprietary rights.

6.7
Licensee shall not, without prior written authorization and consent of the Licensor, access, modify or otherwise interfere with the intellectual property rights on the Licensor, including but not limited to integrated SERVER SOFTWARE, the Client and Localized Client, the SOFTWARE or any component thereof, the Trademarks and Copyrighted materials belonging to or provided by Licensor. Licensee may not integrate any third party materials, software or hardware with the SOFTWARE or with the SERVER SOFTWARE (Localized or otherwise) without first obtaining written approval from the Licensor. Licensee shall propose an integration plan regarding Licensee’s billing system to Licensor for the Licensor’s review and approval.

6.8
Licensee acknowledges that the Client and SERVER SOFTWARE, its underlying Source Code, structure and organization constitute valuable Intellectual Property Rights of the Licensor. Licensee shall take all steps necessary to protect the Licensor’s rights in the Client and SERVER SOFTWARE and all other components of the SOFTWARE. Except as expressly provided in this Agreement, Licensee may not use or otherwise exploit the Client and SERVER SOFTWARE. Without limiting the foregoing, Licensee shall not:

a)	modify the Client and SERVER SOFTWARE; or
b)	remove any Copyright or other proprietary notices or labels on or in the Client and SERVER SOFTWARE or omit it from (or make less readable in) the Localized Client and SERVER SOFTWARE; or
c)	develop concepts, specifications or content for any software in reliance or reference to those of the Client and SERVER SOFTWARE; or
d)	decipher, reverse engineer, decompile or disassemble the Client and SERVER SOFTWARE, develop derivative works thereof, or attempt to do any of the foregoing, or knowingly allow others to do so; or
e)
modify, alter, remove, change or destroy data (including, but not limited to, character item), configuration or any settings of the Game related servers including, but not limited to, Game Data Base, User Data Base, and Local Server, or attempt to do any of the foregoing, or knowingly allow others to do so unless for the purpose of providing, maintaining and supporting the Online Services.

6.9
The title and ownership of all Intellectual Property Rights embodied and/or incorporated in Promotional Materials or any part thereof, shall at all times remain with Licensor, and Licensee shall not use any Promotional Materials in a manner outside the scope of this Agreement. For the effectiveness of this Provision, Licensee hereby assigns all of its right in such Promotional Materials to Licensor.

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Article 7. Website and Ownership of Data

7.1
The official Website (defined in Article 7.2) of the Game for promotion and service in the Territory shall be located within or linked to the website, www.ijji.com, an online game portal site that is owned and operated by the Licensee for the online game services in North America.

7.2
Licensee shall operate and provide the Online Services to End Users in the Territory only through the mutually agreed website(s) designated by Licensor and Licensee (the “Website”), and subject to the owner’s instructions. Licensee shall ensure that the Website clearly identifies Licensor as the Licensor of the SOFTWARE and Trademarks and any other notices requested by Licensor. Licensee shall not utilize the “Website” Error! Hyperlink reference not valid.for other games and the “Website” shall be serviced as an independent website. The domain name shall be mutually agreed upon between the Parties. At the expiration or termination of this Agreement, the ownership of the domain of the Website shall be transferred to the Licensor without any compensation if it is the independent domain, the detailed transfer procedure of which shall be decided upon mutual agreement of the Parties. If the “Website” is the sub-domain of www.ijji.com, Licensor agrees that Licensee shall inactivate the “Website” upon expiration or termination of the Agreement.

7.3
Licensor acknowledges that the ownership of www.ijji.com and Game related Websites belongs to the Licensee. However, Website contents and Derivative Works (set forth in Article 16) of the Game contained within www.ijji.com or Game related Websites in relation to the Game shall be jointly owned by both Parties. Upon termination or expiration of this Agreement, Licensee shall transfer all such Game related Website contents and derivative works to Licensor in accordance with Article 21.3 h) of this Agreement.

7.4
The contents and update of the Game’s official Website shall be managed by the Licensee during the term of this Agreement. However, Licensee acknowledges that the Licensee shall abide by the terms and conditions of Article 6 and Article 15 of this agreement.

7.5
Upon termination or expiration of this Agreement¸ Licensee shall transfer the Website’s User database associated with the Game to Licensor in accordance with Article 21.3 b) and i) of this Agreement. The End User database shall include all customer and User lists in association with the Game and such End Users’ Account and billing information. However, if required by the relevant law and/or regulation of the local government in the Territory, Licensee shall make best endeavor in obtaining End User’s permission for such transfer of End User data to Licensor.

Article 8. Distribution

8.1
Licensee has the exclusive right for distribution of the Game in the Territory. The Localized Game    Client shall be distributed through www.ijji.com or the Game’s official Website linked to www.ijji.com. Additional means of the Client distribution may be agreed upon both Parties’ mutual written consent.

8.2
Any and all package(s) of the Client should include Licensor and Licensee’s trademark(s), logo and copyrights in accordance with Article 15. In addition, the logo of www.ijji.com may be displayed on the package. Additional exposure of any trademark(s) or logo(s) of any offline distributor, co-marketing partner, or any other partner shall be mutually discussed and agreed by both Parties through a written consent.

8.3
The retail package(s) of the Client, if any, should include Licensor and Licensee’s trademark(s) and copyrights in accordance with Article 8.2 above and Article 15. In addition, the logo of www.ijji.com should also be displayed on the retail package. Additional exposure of any

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trademark(s) or logo(s) of any offline distributor, co-marketing partner, or any other partner shall be mutually discussed and agreed by both Parties through a written consent.

8.4
Any and all distribution package(s) may contain additional CD or DVD including promotional content of the Licensee’s other online game titles in service within the Territory. However, Licensee shall acquire prior written approval from the Licensor for such content and the content should not include any content that can be reasonably considered as the directly competing product or imitation of the Game. The cost of adding such CD or DVD in the package shall be borne by the Licensee.

8.5
Licensee may designate and enter into a contract with an offline distributor under the condition that the terms and conditions thereof must be reviewed and approved by the Licensor, and Licensor shall also be included in the signing Parties of the offline distribution contract. Provided, however, Licensor shall put commercially reasonable effort in upholding Licensee’s chosen partner. The revenue share between the Licensor and Licensee from such offline distribution needs to be separately agreed in writing by the Parties.

8.6
If no packages are distributed, Licensee shall make commercially reasonable endeavor to secure efficient download service of the digital distribution of the Client. When distributing online as a means of digital download, Licensee shall fully set up and maintain sufficient resources in utilizing CDN (Contents Delivery Network) or technical means that has similar effects guaranteeing the fast and stable delivery of the Client to the End Users.

Article 9.  Operation of Online Game System

9.1	Licensee shall make commercially reasonable efforts to adhere to the construction manual that Licensor provides for the Online Services during the period of Agreement.

9.2	Licensee shall make commercially reasonable efforts to adhere to the operation guide that Licensor provides.

9.3
The Parties acknowledge that the operation of the SOFTWARE requires a complex, high-quality computer network with high-volume access to the Internet. The Parties shall collaborate regarding the projected hardware, software, Internet connection requirements, and bandwidth and collocation service providers for the Territory. From time to time, Licensor may recommend or require system and operating system requirements of Licensee. Licensee shall be ultimately responsible for making final determination and paying for and maintaining sufficient hardware, technology and personnel.

9.4
Licensee shall make commercially reasonable efforts to comply with Licensor’s requirements for the security of all hardware and software, including without limitation, locked doors, biometrics, access logs, key cards and video surveillance.

9.5
Licensee shall ensure the regular maintenance, management and administration of the Online Services, Local Server, Localized SERVER SOFTWARE and associated hardware, including but not limited to twenty-four (24) hour a day, every day of the year, rapid response to issues.  Licensor shall provide such reasonable technical assistance as Licensor deems appropriate pertaining to the Client and SERVER SOFTWARE to facilitate the foregoing.

9.6
Licensee is responsible for establishing adequate operational back-up provisions to protect against data loss and/or a defect or malfunction that renders the SERVER SOFTWARE or the Local Servers non-operational.

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9.7	In the event Licensee needs to modify data base related data, Licensee shall use the tool that Licensor either approves or provides to the Licensee.

9.8
In the event statistical analysis of Game related data (i.e. data base, game log) needs to be conducted, Licensee shall conduct it on a separate server with backed up data. Statistical analysis or investigation of Game related data shall not be conducted directly on the Real Server Environment.

9.9
In the event that Licensee wishes to modify Game related materials for marketing and promotional purposes, Licensee shall acquire Licensor’s approval in a written format prior to the implementation of such modification. In order to protect the services of all of the Licensor’s overseas services, the Licensor maintains all configuration/modification rights.

9.10
Licensor shall be notified of all Game modification requests planned by Licensee at least 45 days prior to implementation, and all material marketing plans shall be informed to Licensor at least 60 days prior to execution.

9.11
As a private server preventive measure, Licensee does not, under any circumstances, have the right to add, modify or alter the Server and Client that are provided by Licensor unless granted in this Agreement.

9.12	Licensee shall not have the Local Servers installed at locations outside the Territory without explicit written approval by Licensor prior to such installation.

9.13
Licensee shall base its service operation on a 24 hours/day and 7 days/week system open throughout the year and shall undertake due diligence with respect to providing the highest quality service to the Users.

9.14
Operation tools, including but not limited to, game master such as GMS (search and correcting character, quest, item information), GameLog (log search and collector functions) and an optional RTT (RTT server & agent for monitoring the server and collecting statistical data) shall be provided by Licensor at no additional cost.

9.15
Licensee shall provide to Licensor 24 hours/day and 7 days/week, real-time access to its BIP (Business Information Portal) to monitor, including but not limited to the following, CCU (Concurrent users), revenues, number of active users, Number of newly registered users, number of paying users and ARPU (Average Revenue Per User) that are associated with the Game.

9.16
At least 3 months prior to any expiration or termination of this Agreement, Licensee is obliged to make announcements to End Users that Licensor and/or its chosen publisher shall succeed in continuing the Online Services of the Game and the related End User data shall be transferred to Licensor and ask for permission from the End Users for such transfer.

Article 10.  Training and Technical Assistance

10.1	Licensor shall provide Licensee with the following technical support services to enable Licensee to provide Online Services in the Territory without interruption:

a)	If any part of the Online Services is interrupted or suspended for more than twenty (20) minutes

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due to any defects, errors or bugs (together the "Bugs") in the Client Software or Server Software, Licensee notifies Licensor of such interruption or suspension with reasonably sufficient detail. Licensor shall start to take actions to correct the Bugs within twelve (12) hours of receipt of Licensee’s notice of such interruption or suspension;

b)
If there are any defects, errors or bugs in the Game due to Bugs in the Client Software or Server Software, except as provided in subparagraph (a) immediately above, Licensor shall start to take actions to correct the Bugs within two (2) days of receipt of Licensee’s report of such Bugs;

c)
If there are Bugs in the Client Software or Server Software that do not affect the current Online Services, but may affect future services of the Game in Licensee’s determination, or there are any other problems in the Game due to difference in service environment in the Territory, Licensor shall start to take actions to correct such Bugs or problems within two (2) weeks of receipt of Licensee’s notice;

d)
If Licensor is not able to correct the Bugs in accordance with the terms provided in the subparagraphs above of the above Article 10.1 a), b) and c) Licensor shall provide Licensee with adequate support to roll back the Game version to the immediately older version, provided that the Parties make good faith regular efforts to keep the status of the latest version immediately before the rolling back of the Game so that such rolling back’s negative effect on the End Users can be avoided even in the rolled back version of the Game.

10.2
Fee Covered Training and Assistance. Licensor shall provide to Licensee adequate training and technical assistance to install and operate Online Services. The maximum three (3) of Licensor’s employees for providing technical assistance shall be deployed for the reasonably necessary period to Licensee’s premises during the Installation Period at the sole cost of Licensor. In addition, fees for travel by Licensor personnel to provide training and necessary support during CBT, OBT and Commercialization for maximum three times in total and reasonable period of stay each time, shall be considered as included in the Software Development and Installation Fee. Additional request by Licensee for trip during the Installation Period and its associated cost (airfare and hotel lodging) shall be borne by Licensee.

10.3
Payable Training and Assistance. From time to time during the Term of this Agreement, after Installation Period, at the reasonable request of Licensee, Licensor shall provide technical services to Licensee to assist the Online Services, by telephone or e-mail, in writing or by any other means agreed between the Parties, or, if reasonably required, by a visit to Licensee’s premises. If the Licensor’s employee(s) who so visit(s) Licensee’s premises stay(s) for less than or equal to two (2) weeks of stay, Licensee shall be responsible for only the associated airfare and hotel lodging costs. If the length of such stay made upon specific request by Licensee is more than two (2) weeks period, Licensee shall bear the cost of salaries proportionate to calendar days in excess of two (2) weeks, fringe benefits, traveling, accommodation and other expenses of Licensor’s employees who so visit Licensee’s premises.

10.4
In the event Licensee’s employees should visit Licensor’s premises, Licensee shall bear the entire cost of salaries, fringe benefits, traveling, accommodation and other expenses of its employees who so visit Licensor’s premises.

10.5	In relation to the dispatch of its employees to the premises of the other Party under this article, both Parties shall:
a)	Ensure that its employees comply with all security, health and safety and other regulations which apply to or are in force at those premises; and
b)
Indemnify the other Party against any damage to the property of the other Party, or any personal injury to any individual which is caused by the negligent act or omission of any of its employees at the other Party’s premises.

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10.6
Notwithstanding the above, Licensor shall not be obligated to dispatch or maintain engineers or any other personnel to or in any areas affected by contagious disease or epidemic (e.g. Severe Acute Respiratory Syndrome) during the period of time that the World Health Organization (i) has issued a travel advisory recommending that all but essential travel be postponed to the affected area; (ii) has issued a recommendation that international departing passengers from the affected area be screened for possible infection; (iii) or has otherwise issued a warning regarding the heightened health hazards particular to an affected area. For the avoidance of doubt, the occurrence of disease or epidemic under this article and a failure by Licensor to dispatch engineers to Licensee's site due to such disease or epidemic during the time the World Health Organization has issued any one of the recommendation enumerated herein shall not constitute a breach of this Agreement.

Article 11.  Human Resources Requirement

11.1
Licensee shall train and maintain a sufficient number of capable technical personnel at its own expense; (1) to serve the needs of End Users; and (2) otherwise to carry out the responsibilities of Licensee pursuant to this Agreement. Licensee shall promptly notify Licensor should any of the technical personnel be terminated for any reason and Licensee shall promptly replace such person.

11.2	If, under Licensor’s judgment, additional training is inevitable because Licensee fails to meet the Licensor’s requirement, Licensee shall be responsible for the additional training costs.

11.3	Licensor and Licensee shall maintain dedicated personnel at least one business PM (Product Manager) and one technical representative from each Party.

11.4
If the Licensee’s human resources are replaced in the required fields set forth by Licensor, Licensee shall make reasonable efforts to inform Licensor of the replacement plan at least (1) month prior to the actual replacement.

11.5
Licensee agrees that notwithstanding the provision of initial training and support by the Licensor, Licensee shall remain solely and wholly responsible for the provision of the Online Services technical support, billing, connection, bandwidth, Customer Service, and the discharge of all of its other duties and obligations hereunder. In this regard, Licensee agrees that it shall promptly attend to all customer queries and/or complaints relating to the provision of the Online Services and the Localized SOFTWARE and ensure that such queries and/or complaints are satisfactorily attended to and resolved. Licensee shall take all necessary measures to ensure that Licensor and its affiliates, and related entities are not exposed to any suits, claims, demands or proceedings from customers in connection with the above.

11.6
Licensee shall guarantee that employees who have received Licensor’s training as provided in Article 11.1, 11.2, and 11.3 above will be hired for at least three (3) months. In case where such employee retires from Licensee within three (3) months period after the completion of training, the entire additional training fee shall be borne by Licensee.

Article 12. Client Requirement

12.1
The Client of the Game may be programmed to be installed in the End User’s PC in the directory and registry designated by the Licensee. Licensor may; however, request to do the similar installation in the End User's PC and shall mutually decide to best way to achieve each Party's needs.

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12.2
During such installation, the EULA (End User License Agreement) of www.ijji.com and the option to designate www.ijji.com and/or Games' official independent Website as the User’s Internet browser starting page may be presented to the End User. After installation, the link icons for www.ijji.com and the Game’s official Website shall be placed in the End User’s desktop.

12.3
Licensee acknowledges that the EULA (End User License Agreement) of the Localized SOFTWARE must represent to the End Users the condition that, in case of expiration or termination of this Agreement and the resultant discontinuance of Online Services of the Game by Licensee, Licensor shall succeed in continuing the Online Services of the Game and the related End User data shall be transferred to Licensor and ask for permission from the End User for such transfer.

12.4	The Parties acknowledge that the Licensor’s corporate name as the developer of the Game and the Licensee’ corporate name as the publisher of the Game must appear in the EULA of the Localized SOFTWARE.

Article 13. Security

13.1
For purposes of ensuring safe and secure Online Services, Licensee shall, prior to commencing Commercial Service for the Localized SOFTWARE, procure and incorporate into its service system, an anti-hacking security solution most suitable for Licensee’s system environment. The security solution to be procured by Licensee shall be the reasonable security solution for purposes of the Online Services available on the market and shall be decided by mutual consent between the Parties. All costs and expenses in connection with the procurement, installation and maintenance of such security solution shall be borne by Licensee. Licensee shall be responsible for taking legal actions to prevent further harm and to protect the Licensor’s and the Licensee’s rights.

13.2
Licensee shall use its commercially reasonable efforts to protect the Local Servers from hacking. In the event Licensee discovers any hacking activities, Licensee shall immediately submit to Licensor a written report, via e-mail or by facsimile, describing the nature of such activities in sufficient detail to permit Licensor to suggest preventive measures.

13.3
Licensee shall apply strict security measures in order to prevent leakage of materials such as programs, database structures and data. Licensee shall secure an independent IDC space for the service of the Localized SOFTWARE and shall uphold strict security restrictions.

13.4
Licensee shall be responsible for all research and development with regards to private server prevention, though Licensor may, but is not obligated to, aid in such efforts. Licensor shall not be liable or be responsible for any financial loss of the Licensee resulting from the appearance of private servers.

13.5
Licensee shall improve the weak points of its security system in the service according to the Licensor’s security consultations, and any aspect that needs to be modified after building the defense system shall be agreed upon with the Licensor before execution.

13.6
In the event that any hacking and/or other intentional acts of third parties to gain unauthorized access to the Online Services are known by Licensee or Licensor, the Parties hereto shall cooperate each other and provide reasonable assistance to successfully resolve the problem.

13.7	Licensor shall provide Licensee with all reasonably necessary technical support services to enable Licensee to provide the Online Services of the Game without interruption.

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Article 14.  Billing Requirement

14.1
Writing billing sources directly to the production environment such as billing system must be notified and agreed upon by both Parties. Only the source that is proven to be flawless under intensive testing on the development server (or test server) may be implemented to the Real Server Environment and all sources must be approved by Licensor before Real Server Environment implementation.

14.2
All comments regarding programming or modification thereof shall be written in a format suggested by Licensor. Comments shall be included for all sources programmed or modified and shall be written in mutually agreed language.

14.3
In case Licensee intends to build an integrated billing system that shares the system with other games serviced by Licensee, Licensee shall acquire prior written approval from Licensor and shall meet the conditions provided in Articles 14.1, and 14.2.

Article 15.  Use of the Trademark(s)

15.1
Licensee acknowledges that Licensor is the owner of the Trademark(s), including but not limited to the SOFTWARE title and Licensor’s Trademark(s), and that all rights and goodwill in relation to the Trademark(s) will remain vested in Licensor both during and after the Term of this Agreement. Licensee agrees not to challenge Licensor’s ownership of the Trademark(s).

15.2
Licensee acknowledges that it does not, by virtue of this Agreement, obtain, or become entitled to claim any right, title or interest in or to the Trademark(s) except the rights of use specifically granted under this Agreement.

15.3	Any use of the Trademark(s) by Licensee shall include the appropriate Copyright notices and/or Trade mark legend(s), as instructed by Licensor.

15.4
Licensee shall not use the Trademark(s) in any manner contrary to public morals or which is considered deceptive or misleading or which compromises or reflects unfavorably upon the good name, goodwill, reputation and image of Licensor, which might jeopardize or limit the owner's proprietary interests in the Trademark(s).

15.5	Licensee acknowledges that each and every use of the Trademark(s) requires Licensor’s prior approval.
a)	Licensee agrees to submit to Licensor, for such approval, the final artwork and creative as representative samples of each proposed use of the Trademark(s), prior to the use of the Trademark(s).
b)
Licensee agrees to submit to Licensor for its prior approval representative samples of the advertising, promotional or other display material to be used by Licensee in connection with the Trademark(s) or other rights granted herein (hereinafter "Advertising Material") prior to their release to the public.

15.6
Licensor shall either approve or disapprove within fourteen (14) business days upon receipt of such material from Licensee. If Licensee does not receive any notice from Licensor within fourteen (14) business days, Licensee shall consider Licensor approved Licensee’s such use of Trademarks.

15.7	Licensor's approval of a particular Product bearing the Trademark(s) or other proposed use of the Trademark(s) or particular Advertising Material in one format will extend to substantially similar

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uses or Advertising Material in any other formats provided the context is not materially changed.

15.8
Licensee shall not adopt or begin to use any name, logo, trademark, brand name, domain name, symbol or other mark or designation which, in Licensor's opinion, includes, is confusingly similar to, is a simulation or colorable imitation of or unfairly competes with the Trademark(s). Licensee shall not develop or use any name, logo, trademark, brand name, domain name, symbol, service mark or other mark or designation likely to be inferred by the public as identifying with Licensor.

15.9
If Licensee uses any third party’s logo, symbol, design, identification device, name, likeness, trademark or other mark in connection with the exercise of the rights granted under this Agreement, Licensee will bear full responsibility for ensuring that such use is approved by such third party. Any approval given by Licensor in relation to any exercise of the rights granted under this Agreement will relate solely to such rights and will not be construed as an approval of the use of any third party’s mark or rights.

15.10
Licensee acknowledges and agrees that Licensor has and shall at all times have the sole right to determine whether any action with respect to any infringement (whether alleged, suspected or proven) of the Trademark(s) should be prosecuted or defended.

Article 16.  Derivative Works and Rights of Promotion

16.1
If any derivative works are created or invented by Licensee based on the SOFTWARE, such derivative works shall be jointly owned by Licensor and Licensee during the term of this Agreement. The Parties agree that all derivative works created or invented by Licensor based on the SOFTWARE shall be exclusively owned by Licensor. Licensee also acknowledges that any Intellectual Property Rights embodied or incorporated in such derivative works or any part thereof shall be exclusively owned by Licensor. For any derivative works produced by Licensee during the Term of this Agreement, Licensor would acquire mutual consent for usage associated with publishers other than the Licensee outside the Territory. Upon termination of this Agreement, all derivative works shall be transferred to Licensor and Licensor shall be the exclusive owner of the derivative works in accordance with Article 21.3 h) of this Agreement.

16.2	Licensee may form co-marketing, promotion, tie-in marketing, bundling, or any other promotional partnership under the following conditions:
a)	Any and all co-marketing, promotion, tie-in marketing, bundling, or any other promotional initiatives in association with the Game must have prior approval from the Licensor.
b)
Licensee shall make its commercially reasonable endeavor not to create any conflict with the Licensor’s global co-marketing, promotion, tie-in marketing, bundling, or any other promotional partnership initiatives. In such case, mutual consent shall be required.

16.3
Licensor hereby grants to Licensee an exclusive, non-assignable and non-transferable right to use the items, including graphics, music, characters, booklets, etc.(“Promotional Materials”) provided by Licensor, at Licensor’s sole discretion, for the marketing, advertising and promoting efforts of the SOFTWARE in the Territory under the terms and conditions as follows:

a)
Licensor will provide and grant the right to use the Promotional Materials, for marketing, advertising and promoting purposes only, to the extent deemed necessary to enable Licensee to promote the SOFTWARE;

b)
The right to use the Promotional Materials will be limited to the adoption and development of the items to be used solely for the purpose of marketing and promoting of the Localized SOFTWARE, including but not limited to the development of posters, pictures, booklets, t-shirts, soundtracks, theme music, character products, and mobile based products etc. (the “Promotional Items”), as specifically approved by Licensor prior to distribution;

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c)
 Licensee will take due care and exercise its commercially reasonable efforts in all marketing, advertising and promoting activities of the SOFTWARE, including the use of the Promotional Items, mobile marketing in the form of java games, SMS/MMS applications and other mobile based promotions (the “Promotion Efforts”). After engaging in consultations relating to the preliminary marketing plan, the Parties shall formulate the final marketing plan (the “Marketing Plan”) for the Localized SOFTWARE by mutual agreement of the Parties. The Marketing Plan shall contain schedules for Open Beta Service and Commercial Service, pricing, promotion plans, advertising plans, strategy, and other matters relating to launching the Commercial Service for the Localized SOFTWARE in the Territory;

d)
 Licensor will provide Licensee with samples of the Promotional Materials for the SOFTWARE, which will be produced and used by Licensee during the Term of this Agreement. For the Promotional Materials to use in the Territory, Licensee shall provide Licensor with samples of advertising materials before launching them and will obtain Licensor's written approval prior to Licensee's actual use of such Advertising Materials;

e)
 Licensee may enter into an agreement related to Promotion Efforts with a third party (magazines, medium on internet, ISP or ASP etc.) in order to activate business hereunder in the Territory with prior consultation with Licensor; and

f)	Any and all remaining Promotional Materials supplied hereunder and the copies thereof shall be immediately returned to Licensor upon reasonable request of the Licensor.
g)	From time to time, Licensor may assist in Licensee’s marketing efforts in the areas of artwork for clearer representation.

16.4	All marketing activities and/or programs shall conform to the Licensor’s marketing guidelines, including the Creative Indexes (CI) and Business Indexes (BI).

16.5
For all strategic planning and execution of press release, Licensee shall inform to Licensor all of its planned activities and strategies with the Licensor. The information and actual execution of the press release must then be mutually agreed upon by both Parties, in particular to the validity of the information that is to be disseminated.

16.6
a) For the operation of the Marketing Plan (set forth in Article 16.3 c) of this agreement) approved and agreed upon by both Parties, Licensee shall guarantee 1.0 million newly registered End Users for the Territory during the first year commencing from the CBT launching date of this Agreement (“First Year Obligation”). Licensee shall make its commercially reasonable endeavor to achieve similar number of newly registered End Users per year after such first year.

b) If Licensee fails to meet its First Year Obligation, then Licensor shall have the right to terminate this agreement pursuant to Article 21.2 g).

16.7
In the events where the Marketing Materials and/or the Promotional Materials become commercial products that could yield profits, the license for such Marketing Materials and/or Promotional Materials shall meet with the OSMU and Merchandising Agreement set forth in Article 2.7 of this Agreement.

16.8	Any In-Game Advertising sales transaction, its related agency contracts and sharing of the Net Advertising Sales Revenue shall be in accordance with the following conditions:

a)	Licensee may seek for In-Game Advertising agency for its services under the following conditions:
i)	Licensee shall give serious considerations to uphold Licensor’s chosen In-Game Advertising agency for the same terms and conditions.
ii)	Licensee may opt to choose another agency if a service agreement cannot beconcluded with the Licensor’s chosen In-Game Ad agency.

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b)	The agreement with the advertising agency and the royalty rate must follow the terms as below:
i)	If the said agency fee exceeds 30% of the Net Advertising Sales Revenue, then it shall require mutual consent between the Parties.
ii)
The remaining balance of the Net Advertising Sales Revenue arising out of either Party’ s and/or ad agency’s ad sales transactions for the Territory defined in Article 1.44 shall be shared at the ratio of 50:50 between the Licensor and Licensee. This particular revenue shall be treated as separate income source for both Parties and it does not to any extent lessen the Licensee’s obligation to pay to Licensor the Software Development and Installation Fee, Minimum Guarantee, Running Royalty, and Incentives set forth in Article 3.

iii)
The In-Game Ad sales must take the form of cash to pay off any fee to the ad agency and the Parties can equally split the remaining balance of the Net Advertising Sales Revenue. Thus, the sales shall not take any form of Value-In-Kind (VIK) where accepting any form of payment other than cash is strictly prohibited.

16.9	Licensee may transact In-Game Advertising sales with the local partner within the Territory defined in Article 1.44 under the following conditions:
a)
Licensee’s chosen partner shall make its best endeavor not to create any conflict of interest with the global partner that the Licensor has already chosen; provided however, the Licensor’s chosen global partner shall have the interest to pay for the In-Game Ad for the aforementioned territory and the royalty shall be split in accordance with the calculation structure set forth in Article 16.8 b), provided however, if no interest shown by the chosen partner for the Territory, then it shall be understood as the non-existence of the conflict of interest mentioned in this Article.

b)
Given that the Licensee’s chosen partner does not create any conflict of interest mentioned in the above Article 16.9 a), the proposed In-Game Ad sales plan shall be reviewed and mutually agreed upon by Licensee and the Licensor before the sales agreement can be signed and/or executed.

c)
Licensee may reserve some right to voice its concern on the In-Game Ad sales initiatives made by Licensor and/or its ad agency affecting the Territory defined in Article 1.44, in this case, both Parties shall come up with the mutual agreement to peacefully address the needs of each Party.

16.10
Licensee agrees to put the brand name and/or logo of Licensor’s chosen technical solution providers up to the maximum limit of 5 within the SOFTWARE or the Localized SOFTWARE, Software packaging, Credit Screen, and Game splash screen(s) for such duration as requested by the Licensor provided that the location for displaying such Logo shall be determined by mutual consent and Licensor indemnifies Licensee for displaying such brand name and/or logo from any third party.

Article 17.  Development and Other Services by Licensor

17.1
From time to time during the Term of this Agreement, Licensee may request Licensor to implement and develop for Licensee certain feature and/or functionality in relation to the Localized Version and the licenses granted hereunder. In such event, Licensor shall perform the requested implementation and development subject to Licensee’s payment of reasonable expenses incurred by Licensor as shall be mutually agreed to. Any software, program, process, method, technique, material, information or data arising out of such implementation or development shall be deemed Derivative Works created or invented by Licensor.

17.2	Licensor may adjust the patching schedule in case there is a special request made by Licensee to

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adjust the patching schedule. Patching schedules are planned by the development team and executed by global business team of Licensor.

Article 18.  Other Obligations of Licensee

18.1	All matters relating to the pricing of the Online Services to Users shall be determined by mutual agreement of the Parties.

18.2	Licensee shall deliver all Online Services related information or documents to Licensor upon Licensor’s request in a speedy manner.

18.3
In the event that Licensor determines that the Licensee’s system requires improvement, Licensee shall improve the system to the best of its ability in accordance with the mutual agreement reached by both Parties.

Article 19.  Report

19.1	Licensee shall inform Licensor upon any structural changes of the servers or network at every instance, in a written format.

19.2
During the duration of the service, Licensee has the obligation to regularly submit reports of the Online Services and the report shall at minimum consist of the following, provided that the report types, formats, contents and/or due dates can be changed upon mutual agreement of the parties via written document. Unless the aforementioned mutual agreement takes place, the minimum reports described in this article (19.2) shall be observed:

a)	Weekly Report – To be submitted every Monday by 6:00 PM (Local Time)
The report shall consist of the overall status and condition of the service for the associated week including the month’s Gross Revenue and Net Revenue, all Game related errors, executed solutions, and security configuration, the average concurrent user (ACCU) number, peak/non-peak CCU, newly registered users, accumulated registered users, unique users, customer service report and weekly issues (including marketing issues).

b)	Monthly Report – To be submitted on the first Friday of every month by 6:00 PM (Local Time)
The report shall include results and evaluation of the events held for the month, user activity [CCU/balance/level distribution/class distribution], marketing/promotion/sales report, monthly issues, patch results and, the most current “Accumulated Total Sum of Gross Revenue (ATSGR)” at the timing of reporting, as defined in Article 1.2.

c)	Yearly Report – To be submitted on the first Friday of every year by 6:00 PM (Local Time)
The report shall include a financial report which includes, without limiting to, the most current “Accumulated Total Sum of Gross Revenue (ATSGR)” at the timing of reporting, as defined in Article 1.2.

d)	Quarterly and Yearly Marketing/PR Report - To be submitted on the first Friday of every month by 6:00 PM (Local Time)
The report shall include results and evaluation of all marketing and PR activities, including but not limited to the advertising, co-marketing, press release, various online and offline promotion, events, etc. Special marketing report for a particular month may also be requested by Licensor from time to time.

e)	Monthly Royalty Report required by Article 3.1 c) of this Agreement.

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19.3	Quarterly and Yearly Marketing/Promotion Related Reports:
a)	Annual Marketing strategy and master plan
b)	Annual/ Quarterly marketing calendar/plan
c)	Localized brand positioning and slogan
d)	Brand campaign Advertising / Events
e)	Brand campaign Key visuals and copywriting
f)	Key marketing initiatives (e.g. MGM, Free Trial, Mentor system, etc.)
g)	National co-brand marketing programs
h)	National Promotions
i)	National News Release

Article 20.  Audit

20.1
Licensee shall keep all of its record, contractual and accounting documents and company documents, in relation to its/their business and activities under this Agreement in its/their office(s), during the term of this Agreement and for two(2) years after the expiration or termination of this Agreement, whichever is later.

20.2
During the term of this Agreement and two (2) years after the expiration or termination thereof, Licensor may from time to time during the normal business hours by itself or through a global standard accounting firm designated by Licensor investigate and audit all of the company documents of Licensee with respect to its SOFTWARE no more than twice per year. For this purpose, Licensor may request Licensee to produce the relevant documents, and may visit Licensee's office and make copies of Licensee's documents, and Licensee shall provide all assistance and co-operation required by Licensor for such investigation and audit. All expenses incurred for such investigation and audit shall be borne by Licensor with the exception of the following:

a)
In case where such investigation and audit reveals underpayment of less than 5% of the required royalty amount, at which case Licensee shall promptly make a payment to the Licensor of the unpaid amount. If the Licensee immediately make(s) the payment of the unpaid amount to the Licensor, Licensor shall grant the Licensee redemption from the investigation and audit expenses incurred at this occasion.

b)
In case where such investigation and audit reveals underpayment more than 5% of the required royalty amount, at which case Licensee shall bear all expenses for such investigation and audit and shall also immediately pay to Licensor the unpaid amount together with LIBOR rate as associated interests accrued.

Article 21.  Term and Termination

21.1
This Agreement shall become effective from the Execution Date, and continue in full force and effect for Three (3) years after the first commencement date of the Commercial Services in any of the countries within the Territory, unless early terminated in accordance with the provisions of Article 21.2 below (the “Term”). This agreement may be renewed for another Two (2) years term subject to mutual written agreement.

21.2	Both Parties shall have the right to terminate this Agreement by giving a written notice to the other Party in the following circumstances:

a)	when the other Party breaches any material term of this Agreement, and such breach is not

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cured within thirty (30) days of written notice thereof from the non-breaching Party;
b)
when the other Party becomes bankrupt or files a voluntary petition in bankruptcy or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business, or becomes unable to pay its debts as they become due;

c)	in the event that Licensor discovers disclosure of SOFTWARE source by Licensee to the third party without approval by Licensor;
d)
if the conditions or consequences of Force Majeure (as defined in Article 28) conditions prevails and/or is predicted to prevail for a period in excess of two (2) months with the result of major impairment to the performance by one of the Parties of its obligations hereunder;

e)
In case Licensee fails to continue during the Term to distribute and sell the Localized Client in all commercially viable parts of the Territory for more than thirty (30) consecutive days for the cause solely attributable to Licensee and such breach is not cured within thirty (30) days of written notice thereof from Licensor;

f)	If Licensee fails to timely make payments in accordance with Article 3.1 f), and/or does not comply with Audit as required by this Agreement without legitimate reasons for more than two (2) times.
g)	With five (5) business day written notice, if Licensee fails to meet its First Year Obligation pursuant to Article 16.6.
h)
If Licensee unless physically impracticable fails to mark all aspects of the Localized SOFTWARE, including without limitation, Localized Clients, Localized SERVER SOFTWARE, Instructional Guides, Promotional Merchandise, Packaging Materials and Marketing Materials with the appropriate copyright and trademark notice provided to Licensee, and the Licensee does not cure the situation within 30 days upon the receipt of written notice from the Licensor. If Licensee registers or attempts to register any copyright, trademark, service mark or design patent in any element of the Localized SOFTWARE without consent, approval and/or request by Licensor.

i)
If either Party assigns or attempts to transfer/assign this Agreement or any of the rights under this Agreement to any third party without the other Party’s prior written consent (except for the assignment otherwise allowed under this Agreement).

j)	If Licensee sells the SERVER SOFTWARE without prior approval of Licensor.
k)	If Licensee fails to obtain the requisite authorization, license, permits and/or permission from the government and regulatory authorities pursuant to Article 2.12.
l)
In the event that either Party make or attempt any unauthorized assignment for the benefit of creditors, file any petition for reorganization, re-adjustment or rearrangement of its business or affairs under any laws or governmental regulations relating to relief of debtors, bankruptcy or insolvency of any jurisdiction, have or suffer a receiver or trustee to be appointed for its business or property, discontinues its business, or be adjudicated a bankrupt or an insolvent.

m)
In the event each Party agrees that it is difficult for the Parties to continue their obligations pursuant to the Agreement due to the fact that either Party is merged, consolidated, sells all or substantially all of its assets or implements or experiences any substantial change in control by transferring more than fifty percent (50%) of the Party’s shares to any of the other Party’s competitors

n)
In the event that it is reasonably considered to be difficult by Licensee to continue the Online Services of the Game because of claim made by the 3rd Parties regarding the rights infringement or any other similar reasons regarding the lawful use of the Game and that such condition is not cured within sixty (60) calendar days.

21.3	Effects of Termination

a)
Upon termination of this Agreement, all licenses and other rights granted hereunder shall automatically terminate and the Parties shall be released from all obligations and liabilities occurring or arising after the date of such termination subject to Articles 21.3. c), d), and e).

b)	Upon termination of the Licensee’s service of the SOFTWARE, regardless of the reason/cause of the termination, any and all SOFTWARE related data, including but not limited to game

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database, character database, or log, Website contents, User Database and Derivative Works shall be transferred to Licensor unless unlawful. Licensee shall promptly return all materials in Licensee’s possession, including but not limited to Confidential Information, Deliverable, SOFTWARE, Documentation, Promotional Materials, to Licensor. Any such material in Licensee’s possession reasonably not available for return shall be disposed of immediately with evidence thereof provided to Licensor. In any event, Licensee shall cease all use of such materials in any manner whatsoever from the date of termination hereof. Licensor shall not be allowed to access the User Database during the Term.

c)
In the event of termination of this Agreement, all outstanding royalty or other payments due shall be calculated up to the date of termination and shall be immediately due and payable to Licensor. In the event that the Agreement is early terminated MG shall be reduced and, the amount of which to be reduced will be determined multiplying MG by the ratio of [(the number of full days that have elapsed since the launch of Commercial Service ) over 1,095.] Licensee shall pay the difference (if any) of such reduced MG minus aggregate Running Royalty paid to Licensor up until the termination date.

d)
The termination of this Agreement shall not affect any obligations of a Party to the other prior to termination, and such Licensee’s obligation of payment to the Licensor arising prior to the termination along with the provisions of Articles 6, 9, 15, 16, 18, 20, 22, 23, and 25 shall survive any termination of this Agreement.

e)	Termination of this Agreement upon a breach by a Party of any material term hereof shall be without prejudice to the non-breaching Party’s right to pursue all available remedies at law or in equity.
f)
In the event that the Agreement is terminated pursuant to Article 21.2, neither Licensee nor its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have any right to manufacture, distribute, sell, exploit or in any way deal with any aspect of the Localized SOFTWARE, including without limitation, Localized Client, Localized SERVER SOFTWARE, Instructional Guides, Promotional Events, Promotional Merchandise or any Marketing Materials except with and pursuant to Licensor’s consent and instructions in writing.

g)	Upon expiration or termination of this Agreement, Licensee shall cease marketing and use of all of the Licensor’s names, marks, logos and designations.
h)
Upon expiration or termination of this Agreement, Licensee shall transfer all Game related Website contents and derivative works to Licensor in accordance with Article 7.3 of this Agreement. Then, all rights to the Derivative Works set forth in Article 16 shall be exclusively owned by Licensor.

i)
Upon expiration or termination of this Agreement, Licensee shall transfer all Game related data, including but not limited to the following, User data and Game data, to Licensor for Licensor’s continuance of servicing of the Game in the Territory. However, transfer of User data is under the condition that such transferred User data is limited to the data of the End Users who gives legal permission to Licensee for such transfer in accordance with Article 9.16 of this Agreement.

Article 22.  Warranty

22.1
Licensee represents, warrants and covenants that: (a) it is a corporation duly organized and existing under the laws of state of Delaware; (b) it has the right, power and authority to enter into this Agreement; and (c) the making of this Agreement by it does not violate any agreement existing between it and any other person or entity, and throughout the effective term hereof, it will not make any agreement with any person or entity that is inconsistent with any of the provisions of this Agreement.

22.2	Licensor warrants to Licensee that:
a)	the SOFTWARE has been originally developed by or for Licensor and Licensor is entitled to grant the licenses granted hereunder;

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b)	the SOFTWARE will in all material respects comply with Licensor’s specifications made known to Licensee current at the date of provision to Licensee.

22.3
Notwithstanding the foregoing, Licensor shall have no liability for consequences of any changes to the SOFTWARE or Localized SOFTWARE made otherwise by Licensee, and Licensor shall have no obligation to correct, maintain or update any part of the SOFTWARE which has been the subject of any such change.

22.4
Except as specifically provided hereunder, all Confidential Information, Deliverable, Derivative Works, SOFTWARE, Documentation and Promotional Materials are provided “as is” and without any other warranty of any kind. Licensor expressly disclaims any and all other warranties, express or implied, including any implied warranties of merchantability, and fitness for a particular purpose, whether arising in law, custom, conduct, or otherwise. Licensee agrees that it will make no warranty, express or implied, on behalf of Licensor.

22.5
In no event shall Licensor be liable for any indirect, special, punitive, incidental, or consequential damages of any kind including loss of profits and loss of use, arising out of and in relation to the use of SOFTWARE, even if the Licensor has been advised of the possibility of such damages. In no event shall Licensor’s Liability for any claim whether in contract, tort and/or other theory of liability, exceed the aggregate and total amount of payments actually received by Licensor from Licensee under this Agreement.

Article 23.  Indemnity

23.1
Licensor shall indemnify, hold harmless, and at Licensee’s request, defend Licensee and its directors, officers, employees, agents and independent contractors from and against any loss, damage, liability, cost and expenses (including court costs and reasonable fees of attorneys and other professionals) based upon, relating to, or arising out of a breach by Licensor of any agreements, representations or warranties contained in this Agreement; provided that, in case of a third party claim, Licensee shall: (i) promptly notify Licensor in writing of such claim or action and assist Licensor to answer the charges of infringement and defend such claim or action; and (ii) allow Licensor to control the defense of such claim and/or any related settlement negotiations, and (iii) provide Licensor with information and assistance to enable Licensor to defend such claim or action; or (iv) only upon specific request of Licensor, answer the charges of infringement and defend such claim or action; provided further that Licensee shall not settle such claim or action without the prior written consent of Licensor. In no event shall Licensor’s total aggregate liability under this indemnity Article (including defense costs) exceed the aggregate and total amount of payments actually received by Licensor from Licensee under this Agreement.

23.2
Licensee shall indemnify, hold harmless, and at Licensor’s request, defend Licensor and its directors, officers, employees, agents and independent contractors from and against any loss, damage, liability, cost and expenses (including court costs and reasonable fees of attorneys and other professionals) based upon, relating to, or arising out of a breach by Licensee of any agreements, representations or warranties contained in this Agreement; provided that, in case of a third-party claim, Licensor shall: (i) Promptly notify Licensee in writing of such claim or action and assist Licensee to answer the charges of infringement and defend such claim or action; and (ii) allow Licensee to control the defense of such claim and/or any related settlement negotiations, and (iii) provide Licensee with information and assistance to enable Licensee to defend such claim or action; or (iv) only upon specific request of Licensee, answer the charges of infringement and defend such claim or action; provided further that Licensor shall not settle such claim or action without the prior written consent of Licensee. In no event shall Licensee’s total aggregate liability under this indemnity Article (including defense costs) exceed the aggregate and total amount of payments actually received by Licensor from Licensee under this Agreement.

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23.3
Licensor shall not be liable to Licensee for any claim arising from or based upon the combination, operation or use of any Localized Client or Localized Server with equipment, data or programming not supplied by Licensor, or arising from any alteration or modification of the Client or SERVER SOFTWARE.

Article 24.  Governing Law and Dispute Resolution

24.1	The validity and interpretation of this Agreement and each article and part hereof shall be governed by the laws of the Republic of Korea.

24.2
All disputes, controversies or differences which may arise between the Parties hereto, out of or in relation to or in connection with this Agreement, or the breach thereof, shall be finally settled by arbitrations in Seoul, the Republic of Korea in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce then in effect. The award rendered by arbitrator(s) shall be final and binding upon both Parties and judgment thereon may be entered in any court of competent jurisdiction in the Republic of Korea.

Article 25.  Confidentiality

25.1
Licensor and Licensee acknowledge that in the course of performing this Agreement, each of them will obtain information, which is submitted in written, graphic, pictorial, machine readable, or other tangible form, from the other Party that is designated as confidential and proprietary in nature, including without limitation, trade secrets, know-how, inventions, techniques, processes, programs, designs, data, SOFTWARE and Documentation (the “Confidential Information”). Both Parties shall at all times, both during the Term and for three (3) years after termination of this Agreement, maintain in strict confidence all Confidential Information and not disclose such to any third party without prior written consent of the other Party.

25.2	The obligation of confidentiality under Article 25.1 shall not apply to certain Confidential Information if:
a)	it was in the public domain at the time of disclosure by a Party;
b)	it became known to the receiving Party from a source other than the disclosing Party without breach of this Agreement;
c)	it was independently developed by the receiving Party; or
d)
disclosure is required under applicable law, regulation or court decision or order of a court, administrative agency, or other governmental body, provided that the receiving Party shall provide prompt advance notice thereof, and provide the disclosing Party an opportunity to seek a protective order.

Article 26.  No Assignment

Neither this Agreement nor any rights or benefits or obligations hereunder may be assigned, in whole or in part, by any Party hereto without the prior written consent of the other Party.

Article 27.  Non Waiver

The failure of either Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provisions of the right of the Party thereafter to enforce each and every provision.

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Article 28.  Force Majeure

Either Party shall not be liable to the other Party for failure or delay in performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riot, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, Acts of God, storms, earthquakes, fires, accidents, sabotages, explosions, or other similar or different contingencies beyond its reasonable control of the respective Parties. The Party suffering such inability to perform shall give a written notification to the other Party within 10 days after the occurrence of the event, and use its best efforts to remedy and remove such cause.

Article 29. Independent Contractor

Licensee’s relationship with the Licensor during the term of this Agreement shall be that of an independent contractor. Licensee will not have, and shall not represent that it has, any power, right or authority to bind the Licensor, or to assume or create any obligation or responsibility express or implied, on behalf of the Licensor or in Licensor’s name, except as herein expressly provided. Nothing stated in this Agreement shall be construed as making partnership between Licensee and Licensor as creating the relationships of employer/employee, franchisor/franchisee, or principal/agent between the Parties. In all matters relating to this Agreement, neither Licensee nor its employees or agents are, nor shall act as, employees of the Licensor within the meaning or application of any obligations or liabilities to the Licensor by reason of an employment relationship. Licensee shall reimburse the Licensor for and hold it harmless from any liabilities or obligations imposed or attempted to be imposed upon the Licensor by virtue of any such law with respect to employees of Licensee in performance of this Agreement.

Article 30.  Modification and Amendments

No modification, change or amendment of this Agreement shall be binding upon the Parties hereto except by mutual express consent in writing of subsequent date signed by an authorized officer or representative of each of the Parties hereto.

Article 31.  Severability

If any provision hereof is found invalid or unenforceable under applicable laws, the remainder of this Agreement shall nevertheless remain valid and enforceable according to its terms.

Article 32.  Successors and Assigns

This Agreement shall be binding upon, and inure to the benefit of, both Parties and its successors and assigns; provided, however, that neither this Agreement nor any right or obligations hereunder shall be assignable or transferable by the Parties herein without a written consent of the other Party, and any assignment or delegation which is not consented by the other Party shall be null, void, and without effect. Nothing contained in this Agreement, expressed or implied, shall be deemed to confer any right or remedy upon either Party against, or obligate either Party to, any person or entity other than the Parties hereto.

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Article 33.  Language

This Agreement has been executed in two (2) copies, both with equal force and effect, in the English language. This Agreement may be translated into other languages for the sake of convenience. The English language version shall be the controlling document and in the event of any difference, discrepancy or conflict between the English and any other version of this Agreement, the English version shall be controlling in all respects. And the language to be used in rendering all of the documents provided to Licensor by Licensee under this Agreement shall be English.

Article 34.  Notice

Any notice required or permitted to be given hereunder shall be in writing, and may be given by personal delivery, registered airmail, postage prepaid and return receipt requested, or by facsimile or email at the address as follows or at such other address or number as may be provided in writing by either Party. Such communications shall be deemed to have been delivered at the time of delivery (if delivered by personal delivery), at the time of transmission (if served by facsimile) or on the seventh calendar day after the date of posting (if served by post or registered airmail).

To Licensor(WEBZEN):  9F, Daelim Acrotel, 467-6, Dogok-Dong,
    Kangnam-Gu, Seoul 135-971, Korea
To Licensee(NHN USA): 3353 Michelson Dr. Suite 250, Irvine, California, USA 92612,
    Mountain View, California, USA 94040

Article 35.  Entire Agreement

This Agreement contains the entire and complete Agreement between the Parties, and supersedes any and all prior understandings, promises, representations, and agreement, oral or written, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as the Execution Date.

WEBZEN Inc.		NHN USA Inc.

By	: /s/ Kim Chang Keun	By	: /s/ Jeong Seob Yun
Name	: Kim Chang Keun	Name	: Jeong Seob Yun
Title	: CEO	Title	: CEO
Date	: May 21, 2009	Date	: May 21, 2009

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Exhibit A.  Payment Gateway Fee Table

Payment Gateway	PG Fee Rate*	Description
Paypal	7.25% ~ 10.45%	Credit Card Payment / Online Fund Transfer
Click&Buy	9.75% ~ 14.21%	Credit Card Payment / Online Fund Transfer
PayByCash	12.95% ~ 15.34%	Credit Card Payment / Online Fund Transfer
Google Checkout	5.45% ~ 8.29%	Credit Card Payment / Online Fund Transfer
Mobiliance Phone Bill	9.45% ~ 20.00%	Landline Phone Payment
ijji Prepaid Card	21.00%~25.00%	Offline Prepaid Card Payment
*The PG Fee Rate stated in the above table may vary depending on the volume of the transactions and/or the total sales amount incurred through the PG service.”

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